Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

For Immediate Release To:                                                                                                              For Information Contact:
Analysts, Financial Community, Media                                                                                         Charles A. Meade (504) 799-4814
                                                                                                                                                              Al Petrie (504) 799-1953

EPL Names Javan Ottoson as Senior Vice President - Drilling and Engineering

New Orleans, Louisiana, March 24, 2006…Energy Partners, Ltd. (“EPL”) (NYSE:EPL) announced today that Javan D. Ottoson will join EPL on April 17, 2006 as Senior Vice President - Drilling and Engineering. In addition to setting strategy and direction for the Company as a member of senior management, Mr. Ottoson will oversee all aspects of the Company’s drilling and engineering functions and will report to Phillip A. Gobe, EPL’s President and Chief Operating Officer.

Mr. Ottoson was most recently with Chevron serving as Permian Asset Development Manager, a position he has held since Chevron’s acquisition of Unocal in 2005. Prior to that acquisition, he was the West Area Asset Manager for Pure Resources, Inc., a division of Unocal, a position he had held since 2003. Mr. Ottoson also spent 20 years with ARCO in a variety of operational and financial roles, both domestically and abroad. Mr. Ottoson holds a B.S. in Chemical and Petroleum Refining Engineering from the Colorado School of Mines.

Richard A. Bachmann, EPL’s Chairman and CEO, remarked, “We are both excited and fortunate to bring Javan into our senior management team, and we expect that his extensive experience across a number of functions and roles will be a great asset to the Company. As we continue to mature as a Company and expand our exploration and production operations, his proven skills as a leader are a welcome and needed addition that will enhance our prospects as a Company in 2006 and beyond.”

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are “forward-looking statements” under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company’s current assumptions and projections are valid. Actual results may differ materially from those projected.

###